Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-161691) and related Prospectus of Merge Healthcare, Inc. for the registration of common stock, debt securities, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase options and to the incorporation by reference therein of our reports dated March 9, 2009, with respect to the consolidated financial statements of etrials Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Raleigh, North Carolina
November 2, 2009